THIRD AMENDMENT TO AMENDED AND RESTATED AGREEMENT FOR WHOLESALE FINANCING
(Finished Goods — Shared Credit Facility)

This THIRD Amendment to Amended and Restated Agreement for Wholesale Financing (“Amendment”) is made as of this 29th day of May, 2007, by and between TEXTRON FINANCIAL CORPORATION, a Delaware corporation (“Secured Party”); and Palm Harbor Homes, Inc., a Florida corporation, Palm Harbor Manufacturing, L.P., a Texas limited partnership, Palm Harbor Homes I LP., a Texas limited partnership, and Palm Harbor Marketing, Inc., a Nevada corporation (jointly and severally, individually and collectively, “Borrowers”).

WITNESSETH THAT;

WHEREAS, the Secured Party and Borrowers are parties to a certain Amended and Restated Agreement for Wholesale Financing, Finished Goods - Shared Credit Facility dated May 25, 2004, as amended by a certain First Amendment dated as of June 30, 2005 and a certain Second Amendment dated as of January 19, 2006 (as amended, the “Agreement”); and

WHEREAS, the parties hereto desire to amend certain of the terms of the Agreement.

NOW THEREFORE, in consideration of the premises and the mutual obligations hereinafter contained, and for other good and valuable consideration the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

1.	All capitalized terms used and not otherwise defined herein shall have the same meanings provided therefore In the Agreement.

2.	Section 37.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

“37.1 Covenants.

(a)
Operating Cash Flow. Borrowers covenant that Consolidated Net Cash Provided by Operating Activities, as determined as of the end of and in respect of each fiscal year of the Borrowers (commencing with the fiscal year of the Borrowers ending on March 31, 2008), will not be less than an amount which (i) shall be mutually agreeable among Borrowers and Lenders and (ii) shall not be less than (A) negative Seventy Five Million Dollars (-$75,000,000) for fiscal year ending March 31, 2008 and for every consecutive fiscal year ending thereafter.

(b)
Minimum Inventory Turn. Borrowers covenant that they will maintain as of the last day of each fiscal quarter ending on or after June 30, 2007, a ratio of (a) Borrowers’ Cost of Goods Sold, to (b) Average Inventory, for such fiscal quarter, of not less than two point seventy five to one (2.75:1).

(c)
Minimum Tangible Net Worth. Borrowers covenant that they will maintain a Tangible Net Worth (i) as of the fiscal quarter ending on or after June 30, 2007, of not less than One Hundred Twenty Five Million Dollars ($125,000,000).

(d)
Incurrence of Additional Indebtedness. Borrowers shall not borrow or incur any liability In respect of borrowed money indebtedness (including, without limitation, loans, notes, bonds or repurchase obligations in respect of any securitizations), financing leases, liabilities for the deferred purchase price of property (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property), liabilities in respect of interest rate swamps or similar instruments or any guaranties in respect of any of the foregoing, in each case unless the Majority Lenders shall have (prior to the incurrence thereof) consented to the same, in writing (which consent shall not be unreasonably withheld or delayed). For the avoidance of doubt, the above restriction (i) does not apply to CountryPlace Mortgage, Ltd. or any other party other than Borrowers and (ii) does not restrict Borrowers’ ability to incur liabilities in respect of letters of credit or capitalized leases. In connection with any request by the Borrowers to Incur additional Indebtedness otherwise prohibited by this clause (t) and as to which the Borrowers request that the Administrative Agent release or subordinate any portion of the Collateral in favor of another Lender or other party, the Administrative Agent shall not unreasonably withhold or delay the granting of such request; provided that (i) no default or Event or Default has occurred and is continuing under this Agreement or any other agreement; (ii) no default or Event of Default would arise under this Agreement or any other agreement as a result of such incurrence of additional indebtedness; and (iii) the Administrative Agent determines, in its sole discretion, that, after giving effect to such request, the value of the Collateral is to which the Administrative Agent possesses a first priority security Interest would be satisfactory to fully support and secure (including with an adequate collateral cushion as the Administrative Agent may determine) the amount of the Total Credit Line end all of the Borrowers’ covenant requirements and other obligations under this Agreement and all other agreements.”

Provided that the Borrowers meet the following two tests, which will be monitored on a monthly basis beginning on June 30, 2007, financial covenants “(a)”, “(b)”, and “(c)’ listed above will not be measured for the applicable fiscal quarter end. If the Borrowers tall one or more of the tests in the first two months of the applicable fiscal quarter end, the applicable covenants will be in effect, calculated, and measured for the prior fiscal quarter end. If the Borrowers fail one or more of the tests in the third month of the applicable fiscal quarter end, the applicable covenants will be in effect, calculated, and measured for the current fiscal quarter end. The two tests shall be conducted as follows:

Test One: Loan to Collateral Value. Borrowers will maintain a Loan to Collateral value of no More than 50% calculated as TFC Outstandings/Total Finished Goods Inventory.

Test Two: Minimum Liquidity Amount. Borrowers will maintain as of the last day of each month a Liquidity Amount of not less than thirty million dollars ($30,000,000.00).

3.	The definition of “Liquidity Amount” as set forth In Section 37,2 of the Agreement is hereby amended and restated to read as follows:

Liquidity Amount — means, as of any date, the sum of (a) cash and cash equivalents as reflected as current assets on the Borrowers’ consolidated financial statements (and whose use is for short-term obligations only and not restricted by any agreement), (b) marketable securities as reflected as current assets on the Borrowers’ consolidated financial statements (whose disposition is not restricted by any agreement or by applicable law).

4.	Except as amended hereby, the Agreement shall remain In full force and effect and is in all respects hereby ratified and affirmed.

5.
If any provision of this Amendment is determined to be Illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect end shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

6.
This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same Instrument, and a facsimile signature shall suffice as an original for all purposes.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officer or representative as of the day and year first above written.

BORROWERS:		SECURED PARTY:

PALM HARBOR HOMES, INC.		TEXTRON FINANCIAL

By:	/s/ Larry Keener	By:	/s/ Brian Courtney
Name: Larry Keener Title: President		Name: Brian Courtney Title: Sr. VP, Operations and Credit

PALM HARBOR HOME I L.P.

By:	Palm Harbor G.P., Inc.
Its: General Partner

	By:	/s/ Larry Keener
Name: Larry Keener
Title: President

PALM HARBOR MARKETING, INC.

By:	/s/ Larry Keener
Name: Larry Keener
Title: President

PALM HARBOR MANUFACTURING, L.P.

By:	Palm Harbor GenPar, LLC
Its: General Partner

	By:	/s/ Larry Keener
Name: Larry Keener
Title: President